Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 11, 2005, except for the last two paragraphs of Note 14 as to which the date is May 3, 2005, in the Registration Statement (Form S-1 No. 333-     ) and related Prospectus of Avalon Pharmaceuticals, Inc. for the registration of       shares of its common stock.

/s/ Ernst & Young LLP

McLean, Virginia
May 3, 2005